EXHIBIT 99.1

Adaptive Medias, Inc. Receives Acquisition Proposal From Adsupply, Inc. for $35 Million, or $1.50 Per Share, in All Cash Transaction

IRVINE, Calif., Feb. 01, 2016 (GLOBE NEWSWIRE) -- Adaptive Medias, Inc. (OTCQB:ADTM), a video technology company that supports publishers, content producers and brand advertisers, today announced it received an acquisition proposal from private digital advertising technology company AdSupply, Inc., for $35 million, or $1.50 per share, in an all cash transaction. The offer represents a premium of nearly 900% to Adaptive Medias’ closing stock price of $0.16 on January 27, 2016.

Under the terms of the proposal, AdSupply would acquire all of Adaptive Medias’ outstanding shares for a total all cash consideration of approximately $35 million, or $1.50 per share, based on a share count of 23,400,281 on the date of this release.  The proposal was submitted on January 27, 2016 in a letter to the Adaptive Medias’ Board of Directors.

“We believe the combination of Adaptive Medias and AdSupply could represent a compelling opportunity for both companies and their respective shareholders, and could enhance the business and growth prospects of the combined entities,” said John B. Strong, Chairman and Chief Executive Officer of Adaptive Medias, Inc.  “We have an aggressive, yet systematic, growth strategy for increasing Adaptive Medias’ revenue and earnings potential in 2016 and beyond, which may include a merger with a company like AdSupply or other strategic partnerships that we’re currently pursuing. Although AdSupply’s acquisition price provides value for Adaptive Medias’ shareholders at a substantial premium to the current market price, thus giving clear recognition to Adaptive Medias’ upside potential, it is our fiduciary duty to ensure we pursue all other options available to us. Accordingly, we will evaluate the offer and eventually decide whether or not this offer is in the best interest of our company and our shareholders.”

Adaptive Medias’ Board of Directors will form an advisory committee to evaluate AdSupply’s proposal and make a recommendation to its shareholders. AdSupply’s proposed offer is subject to the completion of confirmatory due diligence by both parties and its financing source, as well as approval by Adaptive Medias’ shareholders.

ABOUT ADSUPPLY, INC.

AdSupply, Inc. provides a private digital advertising marketplace for brands and agencies to buy high engagement advertising across quality sites and apps, both online and on mobile. Founded in 2012, the company offers unique ad inventory not available in exchanges or other networks. Since its inception, AdSupply has consistently grown at double-digit rates to exceed annual revenues of over $45 million.  AdSupply works with proprietary technology for off page, display and video advertising. For more information, please visit www.adsupply.com.

ABOUT ADAPTIVE MEDIAS, INC.

Adaptive Medias, Inc. (OTCQB:ADTM) is a leading provider of mobile video delivery and monetization solutions for publishers, content producers and advertisers. The company's comprehensive mobile video technology platform, Media Graph, facilitates the delivery of integrated, engaging video content and impactful ad units across all screens and devices. Adaptive Medias is one of the first companies to offer clients a digital video player built specifically for the mobile world. For more information, please visit www.adaptivem.com. Follow the Company on Twitter @adaptive_m.

SAFE HARBOR STATEMENT

This Press Release may contain certain forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Adaptive Medias, Inc. has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect Adaptive Medias' current beliefs and are based on information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause Adaptive Medias' actual results, performance or achievements to differ materially from those expressed in or implied by such statements, including without limitation, the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed merger agreement; the outcome of any legal proceedings that could be instituted against Adaptive Medias or its directors or AdSupply related to the proposed merger agreement; the possibility that various conditions to the consummation of the proposed acquisition not be satisfied or waived, including the receipt of all regulatory clearances related to the merger; the failure of AdSupply to obtain the necessary financing to complete the proposed proposal, risks related to the ultimate outcome and results of integrating the operations of Adaptive Medias and AdSupply, the ultimate outcome of Adaptive Medias’ operating strategy applied to AdSupply and the ultimate ability to realize synergies; the effects of the business combination on Adaptive Medias and AdSupply, including on the combined company's future financial condition, operating results, strategy and plans; risks that the proposed transaction disrupts current plans and operations, and potential difficulties in employee retention as a result of the proposed merger; risks related to the combined companies’ ability to successfully implement its acquisition strategy or integrate other acquired companies; uncertainty as to the future profitability of businesses acquired by the combined entity, and delays in the realization of, or the failure to realize, any accretion from acquisition transactions by the combined entity; the risk of downturns in the ad-tech industry; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in our other reports and other public filings with the U.S. Securities and Exchange Commission ("SEC"). Adaptive Medias undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information contained in this Press Release including such forward-looking statements.

Investor Contact:
Max Pashman
mpashman@irpartnersinc.com
Phone: 818-280-6800